                                                                    EXHIBIT 99.1



      CTI MOLECULAR IMAGING, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH
                             QUARTER OF FISCAL 2003

                      Net Revenues Grow 39% to $121 Million
                   Backlog Up 70% to $191 Million Earnings in
                            Line with Prior Guidance

KNOXVILLE, TN--NOVEMBER 18, 2003 - CTI Molecular Imaging, Inc. (Nasdaq: CTMI), a leading provider of positron emission tomography (PET) equipment, molecular probes and services, today announced financial results for its fiscal fourth quarter ended September 30, 2003.

Net revenues for the fourth quarter were $120.6 million, a 39% increase over net revenues of $86.5 million for the same period last year. Net income was $5.2 million, or $0.11 per share on a fully-diluted basis, compared to $7.6 million, or $0.16 per share on a fully-diluted basis, in the prior fiscal year's fourth quarter. Earnings per share in the fourth quarter includes a previously announced, one-time, non-cash charge of $1.4 million, or $0.03, related to in-process R&D expenses at Mirada Solutions Ltd., which was acquired in August 2003. Backlog at September 30, 2003 totaled $190.6 million, up $78.4 million, or 70%, from 2002 fiscal year end and includes orders for 61 PET scanners.

"Our fourth quarter results cap off a very successful first full year for us as a public company," said Ron Nutt, Ph.D., President and Chief Executive Officer. "Overall, 2003 was a year of many accomplishments. We ended the year having reinforced our leading position in the PET market. During 2003, we made significant market share gains through our direct distribution activities. Additionally, at CPS we developed several important technological advances which should meaningfully improve our scanner performance and better differentiate our products. PETNET continued to grow its FDG business at a rapid rate and has improved its profitability despite a competitive marketplace. We enter the new fiscal year from a much stronger position than we did in 2003."

During the fourth quarter, on a consolidated basis CTI shipped 59 scanners and booked orders for an additional 46 scanners. Of these scanners, CTI's direct distribution arm, CTI Solutions, shipped 25 scanners during the quarter, compared to 19 in our fiscal third quarter of 2003, and booked 27 new orders. Almost 90% of the direct bookings were from the non-hospital segment of the market and over 85% were orders for the company's "Total Solution" set of products and services. "Our fourth quarter is our seasonally strongest for scanner shipments and our new order activity is typically less significant. However, our direct distribution efforts continued to see strong order momentum that carried through the end of the fiscal year. I am extremely pleased with the fact that our direct sales team booked 101 orders in its first year. We have a healthy backlog of orders already for 2004 through our direct sales efforts," continued Dr. Nutt.

In the fourth quarter, FDG doses sold by PETNET increased 60% over the prior year's quarter and 13% sequentially over the third quarter, which was partially offset by a 5.7% sequential decline in average price. PETNET expanded its distribution network by one facility in the fourth quarter to 40, adding a PET molecular probe manufacturing and distribution center at the University Hospital of Cleveland. "Operationally, PETNET is on the right track, and it earned over $1 million in net income for the quarter. Additionally, PETNET continues to expand


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relationships with major pharmaceutical companies to improve its access to intellectual property relating to new molecular biomarkers," said Dr. Nutt.

Subsequent to the fiscal year end, CPS Innovations announced a distribution agreement with Toshiba Medical Systems Corporation pursuant to which Toshiba will distribute CPS' PET systems in Japan. "Toshiba is the premier radiology equipment provider in Asia, and we are extremely pleased to add them to CPS' distribution network," said Dr. Nutt. "This agreement fills a gap in our distribution coverage in Japan and now gives CPS a premier distributor in each major PET market of the world."

SEGMENT INFORMATION:




                                         Three Months Ended           Twelve Months Ended
                                            September 30,                September 30,
                                      ------------------------      ------------------------
(in thousands)                           2003           2002           2003           2002
                                      ---------      ---------      ---------      ---------

REVENUES, GROSS:
---------------
CPS                                   $  96,910      $  68,506      $ 247,739      $ 189,039
PETNET                                   22,441         15,092         74,889         55,573
Detector Materials                       12,874         10,953         55,164         29,202
CTI Services                             45,782         22,251        125,887         65,648
                                      ---------      ---------      ---------      ---------
Total                                 $ 178,007      $ 116,802      $ 503,679      $ 339,462
                                      =========      =========      =========      =========

REVENUE ELIMINATIONS:
--------------------
CPS                                   $ (41,712)     $ (18,910)     $ (75,726)     $ (37,774)
PETNET                                      (21)            --            (21)          (260)
Detector Materials                      (12,487)       (10,664)       (52,312)       (28,155)
CTI Services                             (3,226)          (691)       (13,331)       (14,878)
                                      ---------      ---------      ---------      ---------
Total                                 $ (57,446)     $ (30,265)     $(141,390)     $ (81,067)
                                      =========      =========      =========      =========
REVENUES, NET:
-------------
CPS                                   $  55,198      $  49,596      $ 172,013      $ 151,265
PETNET                                   22,420         15,092         74,868         55,313
Detector Materials                          387            289          2,852          1,047
CTI Services                             42,556         21,560        112,556         50,770
                                      ---------      ---------      ---------      ---------
Total                                 $ 120,561      $  86,537      $ 362,289      $ 258,395
                                      =========      =========      =========      =========

INCOME (LOSS) FROM OPERATIONS:
------------------------------
CPS                                   $  18,715      $  12,306      $  47,984      $  39,797
PETNET                                    2,578         (1,402)         3,606           (488)
Detector Materials                        8,574          1,631         25,889          7,022
CTI Services                             (6,164)         2,178        (12,033)           574
Corporate & Other                        (5,267)         3,951         (7,725)       (10,141)
                                      ---------      ---------      ---------      ---------
Total                                 $  18,436      $  18,664      $  57,721      $  36,764
                                      =========      =========      =========      =========



ORDERS, SHIPMENTS AND BACKLOG:

The following table summarizes scanner orders and shipments on a consolidated basis:


                                      Three Months Ended      Three Months Ended
                                      September 30, 2003      September 30, 2002
                                      ------------------      ------------------
CTI Services                            27          25           3           3
CPS through other distributors          19          34          22          41
                                        --          --          --          --
Total                                   46          59          25          44
                                        ==          ==          ==          ==

Orders for the quarter totaled $111.8 million compared to $73.1 million for the corresponding quarter last year, a 53.0% increase. Backlog on a consolidated basis at September 30,2003 is $190.6 million, consisting of 61 orders for PET and PET/CT scanners, as well as 11 cyclotrons and service and maintenance contracts. Backlog excludes orders placed with PETNET for FDG doses.

FINANCIAL OUTLOOK:

"For the fiscal year 2004, we are comfortable with revenue guidance in the range of $435 million to $445 million and earnings per share in the range of $0.55 to $0.59," said Nutt. "For the first quarter, we expect revenue of approximately $75 million and earnings per share of breakeven to $0.01. Our fiscal first quarter traditionally provides the smallest earning contribution due to seasonal softness in revenue. In addition, in the first quarter we expect to incur higher development and marketing expenses related to the launch of the HIGH-REZ product line at the RSNA in December 2003."

EARNINGS CONFERENCE CALL INFORMATION:

The dial-in number for today's earnings call at 5:00 PM Eastern time is (706) 643-3432. A replay of the call will be available for one week until November 25. To hear this replay, please dial (800) 642-1687 and enter the reservation number 3587967. A simultaneous webcast of the call will be accessible via the internet at www.ctimi.com under the Investor Relations section. A replay of the webcast will also be archived on this site.

ABOUT CTI:

CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, cardiac disease and neurological disorders. Additional information is available at: www.ctimi.com.

ABOUT PET AND PET/CT:

PET images the biology of diseases at the molecular level, often before anatomic changes are visible or, in some cases, before symptoms appear. Diseases are biological processes and it is these processes that PET examines. PET/CT is a new imaging technology that combines the biological examination of patients by PET with the CT images of the body's structural detail. PET/CT technology improves the diagnostic accuracy and treatment management of patients by providing surgeons, radiation oncologists and other physicians with precise anatomical landmarks associated with the disease condition as determined by PET.

PET's whole-body imaging capability helps physicians improve their ability to detect and determine the location, extent and stage of cancer, neurological disorders and cardiac disease. By improving diagnosis, PET scans aid physicians in selecting better courses of treatment, as well as assessing whether treatment is effective or should be changed. Recent published clinical trials have shown that in a wide array of cancers, the use of PET has caused the treatment to be changed for 15 to 50% of patients, depending on the specific clinical question. In addition, PET and PET/CT provide both the patient and their physician with a degree of certainty that is often unavailable through other imaging methods.

CONTACTS:

CTI Molecular Imaging, Inc., Knoxville, TN
David N. Gill, 865-218-2000
Michael A. Lawless, 865-218-2000

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "believe," "expect," "anticipate," "intend," "on pace," "estimate" or similar expressions, include statements regarding CTI's financial outlook for 2004; the impact of technological advances on scanner performance and product differentiation; and any other statements that necessarily depend on future events. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: competition; the seasonality of capital equipment sales; the availability and amount of third-party payor reimbursement for PET procedures; Siemens' option to purchase a majority interest in CPS, CTI's subsidiary that develops and manufactures PET scanners; market acceptance of PET products in general and CTI's products and services in particular; the timing of orders from distribution partners and customers; legislative and regulatory developments; the timing of research and development and marketing expenses; relationships with suppliers and distributors; pricing; customer demand for financing services; and general economic conditions, such as interest rates. CTI undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 and in other reports CTI files with the SEC.

                           CTI Molecular Imaging, Inc
                          Consolidated Balance Sheets




(in thousands)                                           September 30,    September 30,
                                                             2003              2002
                                                         -------------    -------------
  ASSETS
Current assets:
 Cash and cash equivalents                                 $ 49,978          $ 84,553
 Marketable securities                                           --             6,704
 Accounts receivable - trade, net                            72,240            33,817
 Accounts receivable - related party, net(1)                 42,430            39,918
 Inventories                                                 70,852            69,295
 Deferred tax asset                                          17,751             9,827
 Prepaid expenses and other current assets                    7,691             6,112
                                                           --------          --------
   Total current assets                                     260,942           250,226
                                                           --------          --------
Property and equipment, net                                 107,293            77,667
Goodwill                                                     25,040            12,385
Other assets                                                 31,773            11,431
                                                           --------          --------
   Total assets                                            $425,048          $351,709
                                                           ========          ========
  LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
 Trade accounts payable                                    $ 46,507          $ 28,712
 Current maturities of long-term debt and capital             5,501             4,008
 lease obligations
 Accrued liabilities                                         25,854            18,993
 Customer advances                                            6,863            17,701
 Income taxes payable                                         3,724             4,552
                                                           --------          --------
   Total current liabilities                                 88,449            73,966
                                                           --------          --------
Other long-term liabilities                                   2,332             1,420
Deferred tax liability                                        8,999                --
Long-term debt and capital lease obligations                 18,688            26,730
                                                           --------          --------
   Total liabilities                                        118,468           102,116
                                                           --------          --------
Minority interest                                            46,727            30,104
Shareholders' equity                                        259,853           219,489
                                                           --------          --------
   Total liabilities and shareholders' equity              $425,048          $351,709
                                                           ========          ========


(1) Represent receivables form Siemens Medical Solutions USA, Inc.

                          CTI Molecular Imaging, Inc.
                     Consolidated Statements of Operations


                                                                 Three Months Ended                Twelve Months Ended
                                                                    September 30,                      September 30,
                                                            ------------------------------     ------------------------------
                                                                2003              2002             2003              2002
                                                            ------------      ------------     ------------      ------------
(In thousands, except share and per share data)
Revenues                                                    $    120,561      $     86,537     $    362,289      $    258,395
Cost of revenues                                                  75,941            48,572          219,127           150,654
                                                            ------------      ------------     ------------      ------------
   Gross margin                                                   44,620            37,965          143,162           107,741
                                                            ------------      ------------     ------------      ------------
Operating expenses:
 Selling, general and administrative expenses                     15,812            12,449           52,221            37,069
 Research and development expenses                                 8,481             6,334           29,931            21,658
 Write-off of Mirada in process research and development           1,380                --            1,380                --
 Stock-based compensation expense                                    511               518            1,909            12,250
                                                            ------------      ------------     ------------      ------------
   Total operating expenses                                       26,184            19,301           85,441            70,977
                                                            ------------      ------------     ------------      ------------
Income from operations                                            18,436            18,664           57,721            36,764
Warrant liability mark to market expense                              --                --               --             8,902
Interest expense, net                                                298               695              804             4,148
Other income                                                        (749)              206           (1,968)             (426)
                                                            ------------      ------------     ------------      ------------
Income before income taxes and minority interest                  18,887            17,763           58,885            24,140
Provision for income taxes                                         7,706             5,752           22,935            14,590
                                                            ------------      ------------     ------------      ------------
Income (loss) before minority interest                            11,181            12,011           35,950             9,550
Amount applicable to minority interest, net of taxes               5,996             4,398           15,387            12,969
                                                            ------------      ------------     ------------      ------------
Net income (loss)                                                  5,185             7,613           20,563            (3,419)
Accretion of preferred stocks                                         --                --               --             3,544
Dividends on preferred stocks                                         --                --               --             1,120
                                                            ------------      ------------     ------------      ------------
Net income (loss) attributable to common shareholders       $      5,185      $      7,613     $     20,563      $     (8,083)
                                                            ============      ============     ============      ============
Earnings (loss) per share
 Basic                                                      $       0.12      $       0.18     $       0.47      $      (0.25)
 Diluted                                                    $       0.11      $       0.16     $       0.44      $      (0.25)

Weighted average shares
 Basic                                                        44,232,893        41,951,387       43,351,390        32,497,070
 Diluted                                                      46,236,820        46,324,926       46,457,355        32,497,070